Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Proterra Inc

We consent to the use of our report dated August 17, 2020, with respect to the balance sheets of Proterra Inc as of December 31, 2019 and 2018, the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes, included herein, and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

/s/ KPMG LLP

KPMG LLP

Santa Clara, California
February 2, 2021